EXHIBIT 1

                                 IA Global, Inc.
                      and Inter Asset Japan and Affiliates
          Commitment of Common Shares At All 2007 Shareholder Meetings
                                 March 15, 2007

         WHEREAS, IA Global, Inc. ("Company") is an American public company which trades on the American Stock Exchange; and,

         WHEREAS, Inter Asset Japan and affiliates, including IAJ LBO Fund No 1, PBAA Fund Ltd, Terra Firma Fund Ltd and Hiroki Isobe collectively ("IAJ") own approximately 79,700,425 or approximately 52.1% of the Company's common stock. These entities have stated in a Schedule 13D that they may be deemed to constitute a "group" for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Mr. Hiroki Isobe or Mr. Kyo Nagae control these entitites; and,

         WHEREAS, IAJ has agreed that it is in the best interests for IAJ to commit its common stock shares at all 2007 shareholder meetings to IA Global, Inc. and Mr. Derek Schneideman for voting; and,

         RESOLVED, IAJ has agreed that it is in the best interests for IAJ to commit its common stock shares at all 2007 shareholder meetings to IA Global, Inc. and Mr. Derek Schneideman for voting.

         Agreed by all parties on March 15, 2007.

/s/ Hiroki Isobe
_____________________
Mr. Hiroki Isobe

/s/ Hiroki Isobe
_____________________
PBAA Fund Limited by Mr. Hiroki Isobe, Director

/s/ Hiroki Isobe
_____________________
Terra Firma Fund Ltd by Mr. Hiroki Isobe, Director

/s/ Kyo Nagae
_____________________
Inter Asset Japan Co. Ltd. by Kyo Nagae, President

/s/ Kyo Nagae
_____________________
IAJ  LBO Fund No 1 by Kyo Nagae, President

/s/ Derek Schneideman
_____________________
IA Global, Inc. by Derek Schneideman, CEO

/s/ Derek Schneideman
_____________________
Derek Schneideman